Exhibit 99.1

P R E S S     R E L E A S E

Synthesis Energy Systems and China Energy Announce
Extension of Agreement for $83.8 Million Equity Investment
Move Provides Time to Include Strategic Commercialization Partners
Houston, Texas — August 16, 2011 — Synthesis Energy Systems, Inc. (NASDAQ: SYMX) (“SES”), a global energy and gasification technology company that provides products and solutions to the energy and chemicals industries, announced today that it has agreed with Zhongjixuan Investment Management Company Ltd. (“ZJX”) and China Energy Industry Holding Group Co., Limited (“China Energy”) to extend the closing period of their March 31, 2011 share purchase agreement through December 31, 2011. ZJX/China Energy recently notified SES of its intent to complete the investment into SES in partnership with Yima Coal Industry Group Co., Ltd. (“Yima”) and requested the extension in order to allow China Energy and YIMA sufficient time to complete the required Chinese governmental approvals.
Yima is a Chinese state-owned enterprise with operating revenue in 2010 of approximately US$3.0 billion. Yima has recently taken part of its coal business public on the Shanghai Stock Exchange via the listing of Da You Energy (600403:Shanghai), which is 85% owned by Yima. Da You has a market capitalization of approximately US$4.5 billion.
SES is currently partnered with Yima on a coal chemical project in Henan Province, China, which is in the advanced stages of construction. This project is the first phase of a planned multi-project industrial park with total investment of approximately US$4.0 billion.
“Our collaboration with China Energy has drawn the interest of important Chinese companies such as Yima that have plans to build new, large scale coal-to-natural gas, chemicals, and energy projects in China,” stated Robert Rigdon, President and CEO of SES.“ Through this partnership with Yima, ZJX/China Energy is further strengthening its capability, which will be helpful to SES in terms of accelerating its growth in China through connecting low quality coal resources into near term projects. We therefore believe it is prudent to extend the agreement to allow the related governmental approval steps to be completed.”
Feng Feng, Managing Chairman of China Energy, stated, “We believe in the potential to significantly improve our cooperation with SES by partnering with Yima to complete the investment into SES. Yima is a well-established company in China’s coal industry that also has coal to chemicals and energy projects operating and under construction, with plans to build new, large-scale projects in the near future. We see Yima as a particularly strong strategic and financial partner due to its access to capital and its plans for aggressively growing its coal and coal-to-gas and chemicals businesses. We appreciate the efforts made by SES in working with us to engage strong strategic partners that can provide additional resources along with operational expertise and large scale investment projects.”

This transaction remains subject to shareholder approval as well as customary closing conditions. Full details of the transaction are available in an 8-K filed with the Securities and Exchange Commission on March 31, 2011.
About Synthesis Energy Systems, Inc.
SES provides technology, equipment and engineering services for the conversion of low rank, low cost coal and biomass feedstocks into energy and chemical products. Its strategy is to create value through providing technology and equipment in regions where low rank coals and biomass feedstocks can be profitably converted into high value products through its proprietary U-GAS® fluidized bed gasification technology, which SES licenses from the Gas Technology Institute. U-GAS® gasifies coal cost effectively, without many of the harmful emissions normally associated with coal combustion plants. The primary advantages of U-GAS® relative to other gasification technologies are (a) greater fuel flexibility provided by the ability of SES to use all ranks of coal (including low rank, high ash and high moisture coals, which are significantly cheaper than higher grade coals), many coal waste products and biomass feed stocks; and (b) the ability of SES to operate efficiently on a smaller scale, which enables the construction of plants more quickly, at a lower capital cost, and, in many cases, in closer proximity to coal sources. SES currently has offices in Houston, Texas, and Shanghai, China. For more information on SES, visit www.synthesisenergy.com or call (713) 579-0600.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are the early stage of development of SES, its estimate of the sufficiency of existing capital sources, its ability to successfully develop its licensing business, its ability to raise additional capital to fund cash requirements for future investments and operations, its ability to reduce operating costs, the limited history and viability of its technology, the effect of the current international financial crisis on its business, commodity prices and the availability and terms of financing opportunities, its results of operations in foreign countries and its ability to diversify, its ability to maintain production from its first plant in the ZZ joint venture, its ability to complete the expansion of the ZZ project, its ability to obtain the necessary approvals and permits for its Yima project and other future projects, the estimated timetables for achieving mechanical completion and commencing commercial operations for the Yima project, its ability to negotiate the terms of the conversion of the Yima project from methanol to glycol, the sufficiency of internal controls and procedures and the ability of SES to grow its business as a result of the ZJX and Zuari transactions as well as its joint venture with Midas Resource Partners. Although SES believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. SES cannot assure you that the assumptions upon which these statements are based will prove to have been correct.

Important Notice
In connection with the proposed transaction, SES has filed a preliminary proxy statement, and intends to files a definitive proxy statement, with the SEC and intends to mail the definitive proxy statement to the stockholders of SES. SES and its directors and officers may be deemed to be participants in the solicitation of proxies from the stockholders of SES in connection with the transaction. Information about the transaction is set forth in the preliminary proxy statement filed, and will be set forth in the definitive proxy statement to be filed by SES with the SEC.
When available, you may obtain the preliminary and definitive proxy statements for free by visiting EDGAR on the SEC website at www.sec.gov. Investors should read the definitive proxy statement carefully before making any voting or investment decision because that document will contain important information.
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Contact:
Synthesis Energy Systems, Inc.
Kevin Kelly
Chief Accounting Officer
(713) 579-0600
Kevin.Kelly@synthesisenergy.com
MBS Value Partners, LLC
Matthew D. Haines
Managing Director
(212) 710-9686
Matt.Haines@mbsvalue.com